Exhibit 99.1

NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal Engman	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail:tengman@washreit.com	www.washreit.com

January 24, 2018

WASHINGTON REIT COMPLETES ACQUISITION OF ARLINGTON TOWER IN ROSSLYN, VA, AND THE SALE OF BRADDOCK METRO CENTER IN ALEXANDRIA, VA

Washington REIT (Washington Real Estate Investment Trust – NYSE: WRE) has completed the purchase of Arlington Tower, a 398,000 square foot, Class A office building located in the heart of the Rosslyn submarket in Arlington, VA, for $250 million. The Company has also completed the sale of Braddock Metro Center, a 356,000 square foot office asset in Alexandria, VA for net proceeds of approximately $79 million.

“We seek to maximize our ability to create value for our shareholders by recycling capital-intensive legacy assets with single-tenant exposure into Arlington Tower, a recently upgraded, high-quality asset with a diversified tenant base and dramatic river and monument views,” said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. “As we drive strong pre-leasing activity at Watergate 600, Arlington Tower enables Washington REIT to offer tenants another option with spectacular views at a meaningfully different price point, and to create a compelling value proposition for small and mid-size tenants in a resurging Rosslyn, where we have successfully repositioned and leased 1600 Wilson.”

Please refer to “The Opportunity to Grow and De-Risk, 2018 Asset Recycling” presentation, dated January 24, 2018, in the Investor section of the Company’s website for more information on this acquisition and disposition and the Company's asset-recycling strategy.

Arlington Tower is approximately 95% leased to prestigious tenants including, Raytheon/BBN Technologies, Promontory Interfinancial Network, Graham Holdings, Pepco, B. Riley FBR and the National Electrical Manufacturers Association. Washington REIT plans to create value by leasing up approximately 70,000 square feet of known tenant move-outs in 2019.

Located at 1300 North 17th Street, two blocks from the Rosslyn Metro station, Arlington Tower has a Walk Score® of 95 and offers immediate commuter access to Interstate 66, Route 50 and the George Washington Parkway. Built in 1980 and extensively renovated in the past five years with capital improvements of approximately $17.5 million, this 19-story office building sits near the Potomac River with panoramic river and monument views.

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 49 properties, totaling approximately 6.4 million square feet of commercial space and 4,268 multifamily units, and land held for development. These 49 properties consist of 20 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this press release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2016 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.